Neah Power Announces Launch of BuzzBarTM and BuzzCellTM Products

Highly anticipated BuzzBar and BuzzCell goes live, along with website redesign. Limited number of first generation BuzzBar and BuzzCell units available.

BOTHELL, Wash., December 18, 2013

Neah Power Systems, Inc., (OTCBB:NPWZ) http://www.neahpower.com, a provider of power solutions using proprietary, award winning technology for the military, transportation, and portable electronics markets using the PowerChip® and BuzzBar technologies, announced today that the Company has officially launched its new BuzzBar and BuzzCell products world-wide on their new website. Consumers will have access to a limited run of first generation BuzzBars on a first come, first served basis. The BuzzCell is currently only available for evaluation and Neah Power is running a contest via Twitter for only 20 lucky technology enthusiasts to be the first to evaluate the new technology.

“We are extremely pleased to announce the direct to consumer ordering opportunites for the BuzzBar via our new website at www.neahpower.com. This key inflection point at the Company is the confluence of differentiated technology and talented people meeting a critical market need. We also believe the redesigned website is more reflective of our Products, the Company, and our Capabilities” said Dr. Chris D’Couto, President and CEO of Neah Power Systems.

The BuzzBar and the associated suite of products is disruptive technology that enables off-the-grid recharging of mobile consumer electronics using proprietary fuel cell (BuzzCell) technology—without the limitations of existing battery rechargers.

The new BuzzCell incorporates key elements of recently acquired assets from Clean Tech Investors LLC as announced late last month, which were developed using more than $15 million.

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About Neah Power

Neah Power Systems, Inc., (NPWZ.OB) is an innovator of cutting-edge power solutions for the military, transportation and portable electronics industries. Neah Power’s long-lasting, efficient, and safe solutions include patent-pending micro fuel cells that enable higher power densities in compact form-factors at a lower cost, and that run in aerobic and anaerobic modes. Neah Power was a 2012 ZINO Green Finalist, 2010 WTIA Finalist, and 2010 Best of What’s New Popular Science Award. Contact Neah Power at (425) 424.3324 ext-108 or info@NeahPower.com. Neah Power has named Hitman, Inc., as their current agency of record.

Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and the Company does not undertake any responsibility to update any of these statements in the future. Please read Neah Power System’s Form 10-K for the fiscal year ended September 30, 2012 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2013 for a discussion of such risks, uncertainties and other factors.

Media Contact:

Steve Brazell

Hitman, Inc. | (212) 300.6026

contractahit@yourhitman.com